                                                                    EXHIBIT 10.8

[CHEMICAL BANKING CORPORATION LOGO]



                          EXECUTIVE RETIREMENT PLAN OF
              CHEMICAL BANKING CORPORATION AND CERTAIN SUBSIDIARIES


PURPOSE.

         This Plan is a pension plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees. This Plan shall be unfunded and shall not be subject to Parts 2, 3 or 4 of Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time.

ARTICLE I.  DEFINITIONS.

         The following are defined terms wherever they appear in the Plan:

         "Accrual Amount" shall mean the amount which has been specified in writing, from time to time, by the Administrator to the Participant pursuant to which his/her benefit will be based at termination of employment with an Employer; provided that the Accrual Amount at the time specified by the Administrator shall not exceed the amount specified by the Committee for the salary grade level of the Participant; provided, that if an individual becomes eligible to participate after age 58 and declines to satisfy certain conditions with the consent of the Administrator, the Administrator may take into consideration in specifying the Accrual Amount that such conditions have not been satisfied.

         "Accrued Benefit" shall mean the amount calculated pursuant to Section 3.1(a) as of any determination date, as if the Participant had terminated employment on such date. It shall not include actuarial factors, payment dates, form of payment and other optional benefits hereunder.

         "Administrator" shall mean the individual holding the title Director of Human Resources of the Corporation or the Bank, or any successor title.

         "Bank" shall mean Chemical Bank, or any successor thereto, whether by merger, consolidation, purchase of substantially all its assets, or otherwise.

         "Board" shall mean the Board of Directors of the Corporation; provided that any action taken by a duly authorized committee of the Board (including any action pursuant to Article 6.1) within the scope of the authority designated to it by the Board, shall be considered an action of the Board for purposes of this Plan.

         "Cause" shall mean either (i) any violation of the Code of Conduct of the Corporation, including, but not limited to, an act or acts of personal dishonesty resulting or intended to result in the personal enrichment of the Participant to the detriment of his/her Employer and gross negligence or willful misconduct in the performance of the Participant's duties, or (ii) the issuance of an order by a United States or State bank regulatory authority, removing the Participant from office pursuant to a disciplinary proceeding based on the actions of the Participant.

         "Corporation" shall mean Chemical Banking Corporation or any successor thereto, whether by merger, consolidation, purchase of substantially all its assets, or otherwise.

         "Disability Plan" shall mean the Long-Term Disability Plan of Chemical Bank and Certain Affiliated Companies.

         "Disabled" or "Disability" shall mean a condition resulting in the receipt of benefits by a Participant under the Long-Term Disability Plan.

         "Early Retirement" shall mean a termination of employment of an Employee with an Employer or any Subsidiary on or after attaining age 55 and with a Period of Service of at least 10 years.

         "Effective Date" shall mean April 1, 1995.

         "Employee" shall mean an individual who is a salaried employee of an Employer.

         "Employer" shall mean the Corporation or any Subsidiary which is designated by the Administrator as an Employer.

         "Initial Plan Participation Date" shall mean the date specified by the Administrator in the notice referred to in Section 2.1, which shall not be earlier than the date that the individual satisfies the criteria established by the Board for participation, and in no event earlier than January 1, 1992.

         "Normal Retirement" shall mean termination of employment of an Employee with an Employer or any Subsidiary on or after attaining age 60 with a Period of Service of at least 10 years.

         "Participant" shall mean each Employee of the Employer who is eligible to participate under Section 2.1 and elects to participate as provided for in
Section 2.2.

         "Period of Service" shall have the meaning ascribed thereto by the Retirement Plan of Chemical Bank and Certain Affiliated Companies, or its successor plan; provided that a Period of Service shall exclude service prior to the date of acquisition with respect to an entity acquired by an Employer after January 1, 1995, unless the Administrator specifies to the contrary.

         "Plan" shall mean this Executive Retirement Plan of Chemical Banking Corporation and Certain Subsidiaries.

         "Retirement Plan" shall mean the Retirement Plan of Chemical Bank and Certain Affiliated Companies, or its successor plan.

         "Subsidiary" shall mean an entity in which an Employer owns directly, or indirectly, fifty percent or more of the outstanding voting common stock or, if not a corporation, fifty percent or more of the voting power of such entity.

         "Surviving Spouse" shall have the meaning ascribed to the individual entitled to the Final Salary Benefit of a Participant under the Retirement Plan upon the death of a Participant.

ARTICLE II.  PARTICIPATION.

         2.1 Eligibility. The Administrator shall notify, in writing, each key Employee who is eligible to participate in the Plan and shall specify in such writing the Initial Plan Participation Date and Level of Participation of each such Employee; provided that each such key Employee shall have satisfied the criteria established by the Board for participation in this Plan, or shall be listed on Schedule I hereto.

         2.2 Participation. Each Employee shall elect within [sixty days] after the date of notification by the Administrator of his/her eligibility to participate in the Plan by completing such forms as the Administrator shall require, including but not limited to, an agreement to participate in other programs as the Administrator may specify and by providing, from time to time, such information as may be specified by the Administrator. If any individual does not elect to participate in the Plan when first eligible, the Administrator, in his/her sole discretion, may extend on another date or dates the opportunity to participate hereunder to such individual on such terms and conditions as the Administrator may specify in writing.

         2.3 (a) Discontinued Participation by Election of Employer. Notwithstanding the continued employment of a Participant with an Employer, the Administrator may in the exercise of his/her sole discretion, terminate the participation of any Participant by written notice to the

Participant. No additional benefits shall be accrued under Section 3.1(a) from the date active participation ceases hereunder, as specified by the Administrator. Such Accrued Benefit shall be subject to vesting under Section
4.1 and to the provisions of Section 3.1(c) or (d), if applicable, upon termination of employment with an Employer or Subsidiary.

         (b) Discontinued Participation by Election of Participant. A Participant may voluntarily discontinue participation in the Plan at any time by giving 30 days' advance written notice to the Administrator. No additional benefits shall be accrued under Section 3.1(a) from the date active participation ceases hereunder, as specified by the Administrator. Such Accrued Benefit shall be forfeited unless the Participant is vested pursuant to Section
4.1 as of the date of receipt of the notice by the Administrator. In addition, unless such Participant, as of the date of receipt of the notice by the Administrator, has satisfied the criteria for Retirement or Early Retirement, as the case may be, such Accrued Benefit (if vested) shall be treated in accordance with Section 3.1(e).

ARTICLE III.  BENEFITS.

         3.1 (a) Annuity Benefits. Subject to Sections 3.1(b)-(f), each Participant who is vested pursuant to Section 4.1, shall receive an annual annuity, payable in 12 equal monthly installments, for life commencing at age 65, equal to the product of (i) his/her Period of Service from the Initial Plan Participation Date to the date of termination of employment with an Employer (or the date participation is discontinued, as specified pursuant to Section 2.3, if applicable) multiplied by (ii) his/her Accrual Amount as specified by the Administrator.

         (b) Change in Participant Level. Notwithstanding Section 3.1(a), if a Participant, within a 60 day period following written notice from the Administrator that such Participant is eligible to participate at an increased Accrual Amount, does not satisfy various criteria as specified by the Administrator for participation at such increased Accrual Amount, the annuity benefit described in Section 3.1(a) shall be based on the Accrual Amount for which such criteria were satisfied.

         (c) Normal Retirement. Upon Normal Retirement, a Participant shall receive the annual annuity benefit as calculated under Section 3.1(a) without actuarial reduction.

         (d) Early Retirement. Upon Early Retirement, a Participant shall receive the annual annuity benefit as calculated under Section 3.1(a) reduced by 0.5% for each month prior to age 60 that such benefit commences.

         (e) Vested Terminated Benefits. Upon a termination of employment with an Employer or a Subsidiary after a Period of Service of at least 10 years but before attaining age 55, a Participant shall receive the annual annuity benefit as calculated under Section 3.1(a) commencing at age 65; provided that if the benefit commences prior to age 65, it shall be reduced by .625% for each month prior to age 65 that such benefit commences. (See Section 5.1(b) for payment date.)

         (f) Disability. If a Participant becomes Disabled and receives for an 18 month period disability benefits from the Disability Plan, the Accrual Amount per one year Period of Service, as specified by written notice from Administrator, shall be reduced by 50% for each one year Period of Service commencing as of the first day of the month following the expiration of such 18 month period until the first to occur:

               (i) the date of a Participant's return to active employment with an Employer, or

               (ii)  the date of termination of employment, or

               (iii) the date disability benefits cease under the Disability
                     Plan.


ARTICLE IV.  VESTING DATE.

         4.1 Vesting. A Participant shall vest in his/her annuity benefit described in Section 3.1 after a Period of Service of at least 10 years. If employment terminates with an Employer or Subsidiary at any time prior to the satisfaction of such Period of Service, all benefits described in Article III of the Plan shall be forfeited and shall not be restored upon rehire or recommencement of participation.

         4.2 Forfeiture of Benefits. Notwithstanding Section 4.1 to the contrary, Accrued Benefits (whether or not in pay status) shall be terminated and forfeited in the following circumstances:

                (i)   a termination of employment for Cause;

                (ii) within 2 years of a termination of employment, the solicitation of the customers, or clients of the Employer or any affiliate of the Employer by the Participant in order to compete with his/her Employer or any affiliate of the Employer;

                (iii) within 2 years of termination of employment, the hiring of, or the attempt to hire, the Employees of the Employer or any affiliate of the Employer;

                (iv) at any time after a termination of employment, a release to any party unrelated to an Employer of secret or confidential information obtained by the Participant in the course of his/her employment, except as the case may be required by law; or

                (v) at any time, an attempt to assign, encumber or hypothecate benefits as provided in Section 7.1.


ARTICLE V.  PAYMENT.


         5.1(a) Annuity Payments on Retirement. If employment terminates as a result of Normal Retirement or Early Retirement, benefits shall commence on the first day of the month following such Normal or Early Retirement in the form specified in Section 3.1(a) and subject to the reduction specified in Section 3.1(d), if applicable. The Administrator may, in his/her sole discretion, specify a form of annuity other than a single life annuity. The Administrator shall specify such actuarial factors as he/she deems reasonable or appropriate in converting the single life annuity under
Section 3.1(a) into such other annuity form.

         (b) Other Annuity Payment. Except as otherwise provided in Section 5.1(a) above, payment of the annuity benefit under the Plan shall be made at the same time, in the same form of payment as of the Participant's Final Salary Benefit under the Retirement Plan. The Administrator may, however, in his/her and absolute discretion, provide for a different form of payments. The Administrator shall specify such actuarial factors as he/she deems reasonable or appropriate in converting the single life annuity under Section 3.1(a) into such other annuity form.

         5.2 Survivor Benefit After Termination of Employment. In the event that a Participant with a vested annuity benefit dies after his/her employment has terminated but before the annuity commences, the Surviving Spouse of such individual shall receive an amount equal to that provided to a surviving spouse under a 50% joint and survivor annuity commencing on the first day of the month following (i) the date of death if death occurs after age 55 or (ii) the date that such Participant would have attained age 55 if death occurs before age 55. The amount of such spousal annuity shall be based upon the assumption that the Participant had received the benefit specified in Section 3.1(a) on the later of the day preceding his date of death or age 55, in the form of a 50% joint and survivor benefit, and immediately died. The Administrator may, specify such actuarial factors as he/she deems reasonable or appropriate in converting the single life annuity under Section 3.1(a) into a 50% joint and survivor annuity benefit.

         5.3 Small Benefits. If any annuity payment hereunder is $200.00 or less per month, the Administrator shall, within a reasonable period of time following the date that the first such payment is due, convert such amount into a lump sum utilizing such actuarial factors as he/she deems appropriate or reasonable and shall pay out the lump sum value as soon as practicable thereafter. Payment of such lump sum shall relieve and discharge the Plan of all liability to make further payments.

         5.4 Responsibility for Payment. Payment of annuity benefits under the Plan shall be made by the Employer who last employed the Participant. In the case benefits are payable with respect to a Participant whose service included employment with more than one Employer, the Administrator, in his sole discretion , shall determine any amounts to be reimbursed by the prior Employer to the Employer paying benefits hereunder.

         5.5 Withholding. The Employer shall withhold any amount required to be withheld under applicable Federal, state and local laws, and any such payment shall be reduced by the amount so withheld.

         5.6 Participant's Rights Unsecured. All annuity payments under the Plan shall be made from the general funds of the Employer. No assets of the Employer shall be required to be segregated or earmarked to represent any liability for the annuity benefits under Section 3.1, but the Employer shall have the right to establish vehicles to assist it in meeting its obligations hereunder. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor; and such status shall not be enhanced by reason of the establishment of any vehicles to assist the Employer in meeting its obligations hereunder.


ARTICLE VI  AMENDMENT AND TERMINATION.


         6.1 Amendment. The Board may amend the Plan in any respect and at any time; provided, however, that no amendment shall have the effect of reducing (i) any benefit then being paid to any Participant or to any other person pursuant to Articles III, or (ii) the Accrued Benefit under Section 3.1(a), theretofore accrued on behalf of any Participant.

         6.2 Termination. The Board may terminate the Plan at any time. In the event of termination, the Plan shall continue in force with respect to any Participant, or other person entitled to an Accrued Benefit under Article III to the extent accrued under the Plan prior to its termination, and shall be binding upon any successor to substantially all the assets of the Corporation or any other Employer. Notwithstanding the foregoing, the Board may determine that it is in the best interests of the Corporation, the Employers or the Participants to terminate the Plan in its entirety and distribute to each Participant (or each person entitled to receive payments hereunder) the value of his/her benefits hereunder, utilizing such actuarial factors, as the Administrator in his/her sole discretion shall deem reasonable.


ARTICLE VII.  GENERAL PROVISIONS.


         7.1 Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant, other than by will or by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect and shall result in forfeiture of benefits.

         7.2 Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, and who shall interpret, construe and implement the provisions of the Plan, including eligibility to participate, Initial Plan Participation Date, Accrual Amount, the entitlement to benefits, the amount of benefits and actuarial factors.

         7.3 Legal Opinions. The Administrator may consult with legal counsel, who may be counsel for the Bank or other counsel, with respect to his obligations or duties hereunder, or with respect to any action proceeding or any question of law, and shall not be liable with respect to any action taken, or omitted, by him in good faith pursuant to the advice of such counsel.

         7.4 Liability. Any decision made or action taken by the Board, the board of directors (or governing body) of an Employer, Committee, the Administrator or any employee of the

Corporation or of any Employer, arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan, shall be within absolute discretion of such person, and will be conclusive and binding on all parties. Neither the Administrator nor a member of the Board or the board of directors (or governing body) of an Employer or the Committee and no Employee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with this Plan, except in circumstances involving bad faith.

         7.5 Corporate Reorganization. In the event that a corporation or unincorporated entity ceases to meet the definition of an Employer, such corporation or entity shall cease to be an Employer under the Plan and its employees shall cease to be Participants under the Plan. Benefits shall be frozen as specified in Article II.

         7.6 Construction. The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.

         7.7 Claims and Appeals. The Administrator shall establish a claims and appeals procedure that satisfies the requirements of Part 5 of Title I of ERISA.

         7.8 Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of New York.

         7.9 Not an Employment Contract. Nothing herein shall be construed to confer upon any person any legal right to continued employment with the Corporation or any Subsidiary.